Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
DICK’S SPORTING GOODS, INC.

Dick’s Sporting Goods, Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors (the “Board”) of the Corporation held on March 26, 2025, resolutions were duly adopted by the Board setting forth a proposed amendment to Section 4.1 of Article “THIRD” of the Amended and Restated Certificate of Incorporation of said corporation, as amended (the “Charter”), so that, as amended, said Section 4.1 of said Article THIRD shall be and read as set forth below (the “Charter Amendment”):

“4.1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 1.205 billion (1,205,000,000) shares, consisting of (a) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided (b) 1 billion (1,000,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”) and (c) 200 million (200,000,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.”

with the Board declaring said Charter Amendment to be advisable and directing that the Charter Amendment be presented to the stockholders of the Corporation at the 2025 annual meeting of stockholders, along with the Board’s recommendation that the stockholders vote in favor of said Charter Amendment.

SECOND: That thereafter, pursuant to resolution of its Board, such Charter Amendment has been consented to and authorized by a majority of the voting power of the stock of the Corporation, entitled to vote thereon at its 2025 annual meeting of stockholders on June 11, 2025.

THIRD: That the aforesaid Charter Amendment was duly adopted in accordance with applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 11th day of June, 2025.

                        DICK’S SPORTING GOODS, INC.

By: /s/ Elizabeth H. Baran____
Name: Elizabeth Baran
Title: Senior Vice President and General
Counsel
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